Sean McDermott
236 B Queen Street
Philadelphia Pa 19147

June 24, 2005

Powercold Corporation
Attn: Joe Cahill
115 Canfield Road
PO Box 1239
LaVernia TX 78121

Dear Joe:

I acquired the securities identified in Powercold Corporation's S-1A filed on or about May 3, 2005 to be resold in the ordinary course of business and I had no arrangements or understandings directly or indirectly with any person to distribute said securities at the time we acquired them.

Should you have any questions please do not hesitate to contact me.

Sincerely,

Sean McDermott